Exhibit 99.12

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

TEHYA MCINTOSH,	)
)
Plaintiff,	)
	)	Case No.
v.	)
	)	JURY TRIAL DEMANDED
INPHI CORPORATION, DIOSDADO	)
BANATAO, NICHOLAS BRATHWAITE,	)
CHENMING HU, DAVID LIDDLE, BRUCE	)
MCWILLIAMS, ELISSA MURPHY,	)
WILLIAMJ. RUEHLE, SAM	)
SRINIVASAN, FORD TAMER, MARVELL	)
TECHNOLOGY GROUP LTD., MAUI	)
HOLDCO, INC., MAUI ACQUISITION	)
COMPANY LTD., and INDIGO	)
ACQUISITION CORP.,	)
)
Defendants.	)

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

Plaintiff, by her undersigned attorneys, for this complaint against defendants, alleges upon personal knowledge with respect to herself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1.     This action stems from a proposed transaction announced on October 29, 2020 (the “Proposed Transaction”), pursuant to which Inphi Corporation (“Inphi” or the “Company”) will be acquired by Marvell Technology Group Ltd. (“Parent”), Maui HoldCo, Inc. (“HoldCo’’), Maui Acquisition Company Ltd. (“Bermuda Merger Sub”), and Indigo Acquisition Corp. (“Delaware Merger Sub,” and together with Parent, HoldCo, and Bermuda Merger Sub, “Marvell”).

2.     On October 29, 2020, Inphi’s Board of Directors (the “Board” or “Individual Defendants”) caused the Company to enter into an agreement and plan of merger (the “Merger

Agreement”) with Marvell. Pursuant to the terms of the Merger Agreement, Inphi’s stockholders will receive $66.00 in cash and 2.323 shares of HoldCo common stock for each share of Inphi common stock they own.

3.     On December 22, 2020, defendants filed a Form S-4 Registration Statement (the “Registration Statement”) with the United States Securities and Exchange Commission (“SEC”) in connection with the Proposed Transaction.

4.     The Registration Statement omits material information with respect to the Proposed Transaction, which renders the Registration Statement false and misleading. Accordingly, plaintiff alleges herein that defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (the “1934 Act”) in connection with the Registration Statement.

JURISDICTION AND VENUE

5.     This Court has jurisdiction over the claims asserted herein pursuant to Section 27 of the 1934 Act because the claims asserted herein arise under Sections 14(a) and 20(a) of the 1934 Act and Rule 14a-9.

6.     This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7.     Venue is proper under 28 U.S.C. § 1391(b) because a portion of the transactions and wrongs complained of herein occurred in this District.

PARTIES

8.     Plaintiff is, and has been continuously throughout all times relevant hereto, the owner of Inphi common stock.

9.     Defendant Inphi is a Delaware corporation and a party to the Merger Agreement. Inphi’s common stock is traded on the NASDAQ, which is headquartered in New York, New York, under the ticker symbol “IPHI.”

10.     Defendant Diosdado Banatao (“Banatao’’) is a director of the Company. Banatao previously served on the board of directors of Parent from 1995 to 2009.

11.     Defendant Nicholas Brathwaite is a director of the Company.

12.     Defendant Chenming Hu is a director of the Company.

13.     Defendant David Liddle is a director of the Company.

14.     Defendant Bruce McWilliams is a director of the Company.

15.     Defendant Elissa Murphy is a director of the Company.

16.     Defendant William J. Ruehle is a director of the Company.

17.     Defendant Sam Srinivasan is a director of the Company.

18.     Defendant Ford Tamer is President, Chief Executive Officer, and a director of the Company.

19.     The defendants identified in paragraphs 10 through 18 are collectively referred to herein as the “Individual Defendants.”

20.     Defendant Parent is a Bermuda exempted company and a party to the Merger Agreement.

21.     Defendant HoldCo is a Delaware corporation, a wholly-owned subsidiary of Parent, and a party to the Merger Agreement.

22.     Defendant Bermuda Merger Sub is a Bermuda exempted company, a wholly-owned subsidiary of HoldCo, and a party to the Merger Agreement.

23.     Defendant Delaware Merger Sub is a Delaware corporation, a wholly-owned subsidiary of HoldCo, and a party to the Merger Agreement.

SUBSTANTIVE ALLEGATIONS

Background of the Company and the Proposed Transaction

24.     Inphi is a fabless provider of high-speed analog and mixed signal semiconductor solutions for the communications and cloud markets.

25.     On October 29, 2020, Inphi’s Board caused the Company to enter into the Merger Agreement with Marvell.

26.     Pursuant to the terms of the Merger Agreement, Inphi’s stockholders will receive $66.00 in cash and 2.323 shares of HoldCo common stock for each share of Inphi common stock they own.

27.     According to the press release announcing the Proposed Transaction:

Marvell Technology Group Ltd. (NASDAQ: MRVL), a leader in infrastructure semiconductor solutions, and Inphi, Corp. (NASDAQ: IPHI), a leader in high-speed data movement, today announced a definitive agreement, unanimously approved by the boards of directors of both companies, under which Marvell will acquire Inphi in a cash and stock transaction. In conjunction with the transaction, Marvell intends to reorganize so that the combined company will be domiciled in the United States, creating a U.S. semiconductor powerhouse with an enterprise value of approximately $40 billion ....

Transaction Structure and Terms

Under the terms of the definitive agreement, the transaction consideration will consist of $66 in cash and 2.323 shares of stock of the combined company for each Inphi share. Upon closing of the transaction, Marvell shareholders will own approximately 83% of the combined company and Inphi stockholders will own approximately 17% of the combined company.

Marvell intends to finance the transaction with cash on hand, and additional financing. Marvell has obtained debt financing commitments from JPMorgan Chase Bank, N .A. The transaction is not subject to any financing condition and is expected to close by the second half of calendar 2021, subject to the approval of Marvell shareholders and Inphi stockholders and the satisfaction of customary closing conditions, including applicable regulatory approvals.

Advisors

J.P. Morgan Securities LLC served as exclusive financial advisor to Marvell and also provided committed financing for the transaction and Hogan Lovells US LLP served as legal advisor. Qatalyst Partners LP served as exclusive financial advisor to Inphi and Pillsbury Winthrop Shaw Pittman LLP served as legal advisor.

The Registration Statement Omits Material Information, Rendering It False and Misleading

28.     Defendants filed the Registration Statement with the SEC in connection with the Proposed Transaction.

29.     As set forth below, the Registration Statement omits material information.

30.     First, the Registration Statement omits material information regarding the Company’s and Marvell’s financial projections.

31.     With respect to the financial projections for the Company, the Registration Statement fails to disclose, for each set of projections: (i) all line items used to calculate EBITDA, Unlevered Free Cash Flow including SBC, Unlevered Free Cash Flow excluding SBC, and Non-GAAP Operating Income; and (ii) a reconciliation of all non-GAAP to GAAP metrics.

32.     With respect to the financial projections for Marvell, the Registration Statement fails to disclose, for each set of projections: (i) all line items used to calculate EBITDA, Unlevered Free Cash Flow including SBC, Unlevered Free Cash Flow excluding SBC, and Non-GAAP Operating Income; and (ii) a reconciliation of all non-GAAP to GAAP metrics.

33.     With respect to the financial projections for the pro forma company, the Registration Statement fails to disclose: (i) all line items used to calculate Non-GAAP Operating Income including Synergies; and (ii) a reconciliation of all non-GAAP to GAAP metrics.

34.     The disclosure of projected financial information is material because it provides stockholders with a basis to project the future financial performance of a company, and allows stockholders to better understand the financial analyses performed by the company’s financial advisor in support of its fairness opinion.

35.     Second, the Registration Statement omits material information regarding the analyses performed by the Company’s financial advisor, Qatalyst Partners LP (“Qatalyst”).

36.     With respect to Qatalyst’s Illustrative Discounted Cash Flow Analysis—Standalone Company, the Registration Statement fails to disclose: (i) the individual inputs and assumptions underlying the discount rates ranging from 8.0% to 11.5%; (ii) the terminal values of the Company; (iii) Qatalyst’s basis for using a range of multiples of fully-diluted enterprise value to next-twelve-months NOPAT of 20.0x to 35.0x; and (iv) the number of fully-diluted Inphi shares.

37.     With respect to Qatalyst’s Illustrative Discounted Cash Flow Analysis—Pro Forma Combined Company, the Registration Statement fails to disclose: (i) the individual inputs and assumptions underlying the discount rates ranging from 8.0% to 10.0%; (ii) the terminal values of HoldCo; (iii) Qatalyst’s basis for using a range of multiples of fully-diluted enterprise value to next-twelve-months NOPAT of 20.0x to 35.0x; and (iv) the number of fully-diluted HoldCo shares.

38.     When a banker’s endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed.

39.     The omission of the above-referenced material information renders the Registration Statement false and misleading.

40.     The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to the Company’s stockholders.

COUNT I

Claim for Violation of Section 14(a) of the 1934 Act and Rule 14a-9 Promulgated

Thereunder Against the Individual Defendants and Inphi

41.     Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

42.     The Individual Defendants disseminated the false and misleading Registration Statement, which contained statements that, in violation of Section 14(a) of the 1934 Act and Rule 14a-9, in light of the circumstances under which they were made, omitted to state material facts necessary to make the statements therein not materially false or misleading. Inphi is liable as the issuer of these statements.

43. The Registration Statement was prepared, reviewed, and/or disseminated by the Individual Defendants. By virtue of their    positions within the Company, the Individual Defendants were aware of this information and their duty to disclose this information in the Registration Statement.

44.     The Individual Defendants were at least negligent in filing the Registration Statement with these materially false and misleading statements.

45.     The omissions and false and misleading statements in the Registration Statement are material in that a reasonable stockholder will consider them important in deciding how to vote on the Proposed Transaction. In addition, a reasonable investor will view a full and accurate disclosure as significantly altering the total mix of information made available in the Registration Statement and in other information reasonably available to stockholders.

46.     The Registration Statement is an essential link in causing plaintiff to approve the Proposed Transaction.

47.     By reason of the foregoing, defendants violated Section 14(a) of the 1934 Act and Rule 14a-9 promulgated thereunder.

48.     Because of the false and misleading statements in the Registration Statement, plaintiff is threatened with irreparable harm.

COUNT II

Claim for Violation of Section 20(a) of the 1934 Act

Against the Individual Defendants and Marvell

49.     Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

50.     The Individual Defendants and Marvell acted as controlling persons of Inphi within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as officers and/or Board members of Inphi and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Registration Statement, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading.

51.     Each of the Individual Defendants and Marvell was provided with or had unlimited access to copies of the Registration Statement alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected.

52.     In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Registration Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly involved in the making of the Registration Statement.

53.     Marvell also had supervisory control over the composition of the Registration Statement and the information disclosed therein, as well as the information that was omitted and/or misrepresented in the Registration Statement.

54.     By virtue of the foregoing, the Individual Defendants and Marvell violated Section 20(a) of the 1934 Act.

55.     As set forth above, the Individual Defendants and Marvell had the ability to exercise control over and did control a person or persons who have each violated Section 14(a) of the 1934 Act and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act. As a direct and proximate result of defendants’ conduct, plaintiff is threatened with irreparable harm.

PRAYER FOR RELIEF

WHEREFORE, plaintiff prays for judgment and relief as follows:

A.     Preliminarily and permanently enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

B.     In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages;

C.     Directing the Individual Defendants to disseminate a Registration Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading;

D.     Declaring that defendants violated Sections 14(a) and/or 20(a) of the 1934 Act, as well as Rule 14a-9 promulgated thereunder;

E.     Awarding plaintiff the costs of this action, including reasonable allowance for plaintiff’s attorneys’ and experts’ fees; and

F.     Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff hereby requests a trial by jury on all issues so triable.

Dated: December 30, 2020		RIGRODSKY & LONG, P.A.

	By:	/s/ Timothy J. MacFall
Seth D. Rigrodsky
Timothy J. MacFall
Gina M. Serra
825 East Gate Boulevard, Suite 300
Garden City, NY 11530
Telephone: (516) 683-3516
Email: sdr@rl-legal.com
Email: tjm@rl-legal.com
Email: gms@rl-legal.com

Attorneys for Plaintiff